Exhibit 10.1
SEPARATION AGREEMENT AND RELEASE
     THIS AGREEMENT AND RELEASE is by and between Michael Pugh (“Mr. Pugh”), a resident of Spring, Texas, and Mitcham Industries, Inc. (“Mitcham”), a Texas corporation, having its principal place of business in Huntsville, Texas.
WITNESSETH:
     Mr. Pugh is presently Executive Vice President-Finance and Chief Financial Officer (“CFO”) for Mitcham;
     Mr. Pugh is resigning his employment with Mitcham and all Mitcham subsidiaries effective June 23, 2006;
     Mr. Pugh and Mitcham desire to define their respective rights and obligations for the future and avoid the expense, delay and uncertainty attendant to disputes, if any, which may arise from Mr. Pugh’s employment or resignation of employment;
     Now, therefore, for and in consideration of the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mr. Pugh and Mitcham agree:
     1. Resignation. Mr. Pugh has resigned his employment and appointment as an officer with Mitcham and its subsidiaries effective June 23, 2006 and Mitcham has accepted his resignation. Mr. Pugh agrees and acknowledges that after June 23, 2006 he has no authority to and will not act as an employee or officer of Mitcham or its subsidiaries.
     2. Salary and Benefits. In lieu of notice, Mitcham shall pay Mr. Pugh’s salary and provide medical benefits according to the terms and conditions of its medical benefit plans until June 30, 2006. Payments under this paragraph shall be made in accord with Mitcham’s regular payroll practice with customary withholding for taxes and applicable deductions. Mr. Pugh acknowledges that such payments are in full satisfaction of all wages, benefits, and the compensation owed by Mitcham to Mr. Pugh for employment or service with Mitcham or its subsidiaries.
     3. Separation Benefits. Mitcham thereafter agrees to continue to pay Mr. Pugh an amount equal to his current base salary ($13,333.32 per month) for a period of three months in accord with Mitcham’s regular practice and with customary withholding for taxes and applicable deductions. During the period of salary continuation, and provided Mr. Pugh elects continuation coverage, Mr. Pugh shall continue to participate in Mitcham’s medical plan on the same terms as applicable to such participation for active employees. Mitcham reserves the right to amend, change or terminate the medical plan at its discretion. In the event of Mr. Pugh’s material breach of this Agreement, Mr. Pugh shall repay all amounts paid by Mitcham within ten (10) days upon receiving a written demand from Mitcham.

     4. Stock Options. Mitcham agrees to accelerate vesting of all options granted March 31, 2006 (which the parties agree are options for 5,000 shares) to vest fully such options as of the effective date of his resignation. Pugh’s vested stock options, including the options vested as of the effective date of resignation and which the parties agree are options for 25,000 shares, shall be exercised in accordance with the terms and conditions of the (i) Amended and Restated 1998 Stock Awards Plan of Mitcham Industries, Inc., (ii) Mitcham Industries, Inc. Incentive Stock Option Agreement (1998) Stock Awards Plan), (iii) Mitcham Industries, Inc. 2000 Stock Option Plan, and (iv) Mitcham Industries, Inc. Incentive Stock Option Agreement, as applicable to such vested options, based on his date of termination, June 23, 2006; provided, however, with respect to the stock options grant for 5,000 shares granted March 31, 2006 for which vesting has been accelerated according to this section, Mitcham shall cause the applicable plan and agreement to be amended to provide that Mr. Pugh shall have until December 31, 2006 to exercise these options for 5,000 shares. Such amendment shall not change the exercise date as to Mr. Pugh’s stock options for 20,000 shares granted December 8, 2004. Mr. Pugh shall have no further rights to any Award as such term is defined in such Plans and Agreements.
     5. Restricted Stock. Mitcham agrees as to all Restricted Stock subject to Forfeiture Restrictions as of June 23, 2006 (which the parties agree are 500 Restricted Shares), that such restrictions shall expire as of the date of resignation.
     6. Prior Rights and Obligations. This Agreement and Release otherwise extinguishes all rights, if any, which Mr. Pugh may have, and obligations, if any, which Mitcham may have, contractual or otherwise, relating to the employment or termination of employment of Mr. Pugh with Mitcham.
     7. Mitcham Assets. Mr. Pugh hereby represents and warrants that he has no claim or right, title or interest in any property owned by Mitcham including without limitation the property designated on Mitcham’s books as the property or assets of Mitcham and that he will deliver to Mitcham on or before the effective date of his termination to Mitcham all Mitcham property including without limitation Company credit cards and computer and electronic devices which were in his possession, custody or control.
     8. Proprietary and Confidential Information. In accordance with Mr. Pugh’s existing and continuing obligations, Mr. Pugh agrees and acknowledges that the various Mitcham Entities have developed and own valuable “Proprietary and Confidential Information” which constitutes valuable and unique property including, without limitation, concepts, ideas, plans, strategies, analyses, surveys, research and development materials, and proprietary information related to the past, present or anticipated business of the various Mitcham Parties. Except as required by law, Mr. Pugh agrees that he will not at any time disclose to others, permit to be disclosed, use, permit to be used, copy or permit to be copied, any such Proprietary and Confidential Information (whether or not developed by Mr. Pugh or developed by others under his direction or while employed with or assisting Mitcham) without Mitcham’s prior written consent. Mr. Pugh further agrees to maintain in confidence any Proprietary and Confidential Information of third parties received or of which he has knowledge as a result of his employment. Mr. Pugh agrees that in the event of an actual breach by Mr. Pugh of the provisions of this paragraph, Mitcham shall be entitled to inform all potential or new employers of this Agreement and that such breach shall cause Mitcham immediate and irreparable harm for which damages will not be adequate.
     9. Documents. Mr. Pugh represents, warrants, and agrees that he will leave in his office or has delivered to Mitcham all analysis, computer files, correspondence, data or information, memoranda, models, notes, research in any form, records, or other documents, including charts and drawings, and all copies thereof, made, composed or received by Mr. Pugh, solely or jointly with others, and which are or were in Mr. Pugh’s possession, custody or control and which are related in any manner to the past, present or anticipated business of Mitcham upon termination of his employment. In this regard, Mr. Pugh hereby grants and conveys to Mitcham all right, title and interest in and to, including without limitation, the right to possess, print, copy, and sell or otherwise dispose of, any data, drawings, information, papers, photographs, records, reports, summaries, or other documents in writing, and copies, abstracts or summaries thereof, which may have been prepared by Mr. Pugh or under his direction or which may have come into his possession in any way during the term of his employment with Mitcham which relate in any manner to past, present or anticipated business of Mitcham.
     10. Cooperation. Mr. Pugh shall cooperate with and assist Mitcham to the extent required by Mitcham in all matters, including without limitation, matters relating to his employment or the winding up of his pending work and the orderly transfer of any pending work as designated by Mitcham. This obligation shall include, without limitation, assisting Mitcham and its counsel in preparing and defending against any claims which have been or may be brought against any Mitcham entity or responding to any inquiry by any person or governmental agency. Mitcham’s requests for Mr. Pugh’s cooperation shall be commercially reasonable and Mr. Pugh agrees that he shall be commercially reasonable in providing such cooperation, taking into account the needs of Mitcham and the position he may have with another employer at the time such cooperation is required. Mr. Pugh shall take such further action and execute documents as may be reasonably necessary or appropriate in order to carry out the provisions and purposes of this Agreement
     11. No Solicitation. Mr. Pugh agrees for a period of one year from the effective date of this Agreement not to encourage, induce or solicit, directly or indirectly, or in concert with others, any Mitcham employee to terminate their relationship with Mitcham.
     12. Expenses. Mr. Pugh agrees that he has submitted or will submit within five days all actual, reasonable and customary expenses incurred by him in the course of his employment, which Mitcham shall reimburse in accordance with Mitcham’s expense reimbursement policy.
     13. Mr. Pugh’s Representation. Mr. Pugh represents, warrants and agrees that he has not filed any claims, appeals, complaints, charges or lawsuits against Mitcham, its subsidiary companies or their respective owners, directors, officers, employees, agents and representatives (such entities and individuals being collectively, including Mitcham, the “Mitcham Parties”) with any governmental agency or court and that he will not file or accept benefit from any claim, complaint or petition filed with any court by him or on his behalf at any time hereafter as to those claims released herein; provided, however, this shall not limit Mr. Pugh from filing an action for the sole purpose of enforcing his rights under this Agreement. Further, Mr. Pugh represents and warrants that to his knowledge (i) no other person or entity has any interest or assignment in claims or causes of action, if any, he may have against any Mitcham Party and which he now releases in their entirety; (ii) there has been no act, event, or omission by any Mitcham Party which is unlawful or violates any governmental rule or regulation or any rule or regulation of any stock exchange (including the NASDAQ stock market), (iii) he has not committed, during his employment with Mitcham or any Mitcham subsidiary, any act which is unlawful or which violates any governmental rule or regulation or any rule or regulation of any stock exchange (including the NASDAQ stock market), (iv) he has not been requested by or requested any Mitcham Party to commit any unlawful act or violate any governmental rule or regulation or any rule or regulation of any stock exchange (including the NASDAQ stock market), and (v) neither he nor any other person employed by or contracting with any Mitcham Party has been subjected to any adverse action because any such person refused to commit any unlawful act or violate any governmental rule or regulation or any rule or regulation of any stock exchange (including the NASDAQ stock market).
     14. Release. Mr. Pugh agrees to release, acquit and discharge and does hereby release, acquit and discharge Mitcham and all other Mitcham Parties, collectively and individually, from any and all claims and from any and all causes of action against any of the Mitcham Parties, of any kind or character, whether now known or not known, he may have against any such Mitcham Party, in their corporate, individual and representative capacities, including, but not limited to, any claim for benefits, bonuses, compensation, costs, damages, expenses, remuneration, salary, or wages; and further including but not limited to all claims or causes of action arising from his employment, termination of employment, or any alleged unlawful employment practices, including claims under the Age Discrimination in Employment Act or Texas Commission on Human Rights Act, and any and all claims or causes of action arising under any other federal, state or local laws; except that the parties agree that Mr. Pugh’s release, acquittal and discharge shall not relieve Mitcham from its obligations under this Agreement. This release also applies to any claims brought by any person or agency or class action under which Mr. Pugh may have a right or benefit.
     15. ADEA Rights. Mr. Pugh acknowledges and agrees:
     (a) that he has had at least twenty-one (21) days to consider this Agreement and Release before accepting;
     (b) that he has been advised in writing to consult with an attorney regarding the terms of this Agreement and Release before accepting;
     (c) that, if he accepts this Agreement and Release, that he has seven days following the execution of this Agreement and Release to revoke this Agreement and Release.
     (d) that this Agreement and Release shall not become effective or enforceable until the revocation period has expired;

     (e) that he is receiving, pursuant to this Agreement and Release, consideration in addition to anything of value to which he is already entitled; and
     (f) that he does not waive any claims or rights that may arise after the date he executes this Agreement and Release.
     16. No Derogatory Comments. Mr. Pugh acknowledges and agrees that he has no knowledge of any act or omission by any Mitcham Party which would credibly give rise to any derogatory comment and, therefore, agrees to refrain from making public or private comments relating to any Mitcham Party, corporate or individual, which are derogatory or which may tend to injure any such party in its or their business, public or private affairs.
     17. No Admissions. The parties expressly understand and agree that the terms of this Agreement and Release are contractual and not merely recitals and that the agreements herein and consideration paid are to compromise doubtful and disputed claims, avoid litigation, and buy peace, and that no statement or consideration given shall be construed as an admission of any claim by either party, such admissions being expressly denied.
     18. Enforcement of Agreement and Release. No waiver or non-action with respect to any breach by the other party of any provision of this Agreement and Release, nor the waiver or non-action with respect to any breach of the provisions of similar agreements with other employees shall be construed to be a waiver of any succeeding breach of such provision, or as a waiver of the provision itself. Should any provision of this Agreement and Release be held to be invalid or wholly or partially unenforceable, such holdings shall not invalidate or void the remainder of this Agreement and Release, and those portions held to be invalid or unenforceable shall be revised and reduced in scope so as to be valid and enforceable, or, if such is not possible, then such portion shall be deemed to have been wholly excluded with the same force and effect as if they had never been included herein.
     19. Choice of Law. This Agreement shall be governed by and construed and enforced, in all respects, in accordance with the law of the State of Texas without regard to conflict of law principles unless preempted by federal law, in which case federal law shall govern.
     20. Merger. This Agreement and Release supersedes, replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Mr. Pugh and Mitcham and constitutes the entire agreement between Mr. Pugh and Mitcham with respect to the subject matter of this Agreement. This Agreement may not be changed or terminated orally, and no change, termination or waiver of this Agreement or any of the provisions herein contained shall be binding unless made in writing and signed by all parties, and in the case of Mitcham, by an authorized executive officer.
     21. Confidentiality. Mr. Pugh agrees that he has not disclosed and will not disclose the terms of this Agreement or the consideration received from Mitcham to any other person, except his attorney or financial advisors and only on the condition that they keep such information strictly confidential; provided, however, that the foregoing obligation of confidence shall not apply to information that is required to be disclosed as a result of any applicable law, rule or regulation of any governmental authority or any court.
     22. Agreement and Release Voluntary. Mr. Pugh acknowledges and agrees that he has carefully read this Agreement and understands that, except as expressly reserved herein, it is a release of all claims, known and unknown, past or present. He further agrees that he has entered into this Agreement for the above stated consideration. He warrants that he is fully competent to execute this Agreement and Release which he understands to be contractual. He further acknowledges that he executes this Agreement and Release of his own free will, after having a reasonable period of time to review, study and deliberate regarding its meaning and effect, and after being advised to consult an attorney, and without reliance on any representation of any kind or character not expressly set forth herein. Finally, he executes this Agreement fully knowing its effect and voluntarily for the consideration stated above.
     23. Headings. The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of such sections.
     24. Notices. Any notices required or permitted to be given under this Agreement and Release shall be properly made if delivered in the case of Mitcham to:
Mitcham Industries, Inc.
8141 SH Hwy. 75 S.
P. O. Box 1175
Huntsville, TX 77340
Attention: Billy F. Mitcham, Jr.
and in the case of Mr. Pugh to:
8114 Vintage Creek Drive
Spring, TX 77379
     IN WITNESS WHEREOF, the parties have caused this Agreement and Release to be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, at Huntsville, Texas, to be effective on execution by the parties.

August 22, 2006	/s/ Michael Pugh
Date	MICHAEL PUGH

MITCHAM INDUSTRIES, INC.
August 23, 2006	By /s/ Billy F. Mitcham, Jr.
Date